Exhibit 10.1


                                                               Freeborn & Peters
311 South Wacker Drive
Suite 3000
Chicago, Illinois
60606-6677
Tel 312 360 6000

Jeffrey M. Mattson
Partner

April 22, 2002
VIA FEDEX
The Equitable Group
Attn. B. Michael Freidman
310 Yamato Road, Suite 3131
Boca Raton, Fl.  33431

Re:      Consulting Agreement

Dear Mr. Freidman,

On behalf of SLS International, Inc. ("SLS") and pursuant to Section 5B of the Consulting Agreement, dated March 26, 2002 (Agreement"), between SLS and The Equitable Group LLC, SLS hereby terminates the Agreement, effective in ten days. Pursuant to Sections 2B and 4 fo the Agreement. Please promptly return the certificate for 600,000 shares of SLS common stock to the following address:

SLS International, Inc.
Attn. John Gott
3119 South Scenic
Springfield, Mo.  65807

SLS Agrees to comply with the payment obligations imposed upon them by Sections 5A and 5C of the Agreement. Please be aware of your continuing obligations pursuant to Section 7 of the Agreement

Please let me know if you have any questions. Thank you for your assistance.

Sincerely yours

/s/ Jeffrey M. Mattson
-------------------------
Jeffrey M. Mattson

cc. John Gott

                              CONSULTING AGREEMENT

         It is hereby understood and agreed that SLS International, Inc. ("Company" or "Client), a Delaware corporation, having its principal business office at 3119S. Scenic Ave., Springfield, Mo. 65807 and The Equitable Group, LLC, a Florida corporation ("Consultant") having its principal business office located at 310 Yamato Rd. Suite 3131 Boca Raton, Fl. 33431, shall enter into this agreement (the Agreement") this 26 day of March 2002 (the "Effective Date"). The terms and conditions of this Agreement shall expire if not executed by all parties by the close of business on __________.

RECITALS

         A. The Client is seeking financial advice regarding business and financing activities.

         B. Consultant has the ability to and is willing to furnish business and financial related advice and services to Client on the terms and conditions hereinafter set forth.

         C. The Client is engaged in the business of Manufacturing. The client requires capital or other financial assistance to implement and continue to develop its business operations.

         Now, Therefore, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Services to Be Provided By consultant

         A. Services. Consultant shall provide the following services to Client on a non-exclusive basis.

                  I: Analyzing the financial operations and financial needs of the Client and making appropriate recommendations for accounting, investment banking or legal services to be retained by the Client Company and the structure and characteristics of potential financing and investor relations services including, but not limited to, fund raising under private placement memorandums, securing lines of credit, revolving or otherwise:

                  II: Advising the Client on the appropriate information and format (including business plans)(the "Business Plan) or PPM to be presented by the Client to individual investors, for the purpose of obtaining financing and coordinating and completing the presentation of the narrative of the Business Plan of PPM, which shall include working in cooperation with the Client's professional in preparing appropriate sections thereof, including but not limited to the sections regarding the use of proceeds, business description, funding plan, financial data, and financial projections, in compliance with all federal and state securities laws and other applicable rules, laws, and regulations.

                  III: Providing such other advisory services, including with regard to marketing, general and administrative matters, operations, and developments concerning the parameters attendant upon reducing general and administrative expenses, increasing revenue and income and otherwise increasing the Company's overall financial performance and shareholder equity, as mutually agreed upon between Consultant and Client.

                  IV: Introduce the Company to an increased shareholder base through the use of "IPO" and "Executive Road Shows" to brokerage firms, hedge funds, etc. Feature the Company on Financial Radio Talk Shows. Feature Company on Network of Financial Sites online. Make itself available for personal consultation with the officers, directors and/or employees of the Company at the offices of the Company, or such other mutually agreed upon place the during the normal business hours for reasonable periods subject to reasonable advance notice and mutually convenient scheduling.

                  V: Make itself available for consultations by telephone with principal financial, sales and/or operating officer(s) of the Company during normal business hours.

                  VI: Perform such other lawful consulting and advisory services relatin to such aspects fo the Company, its management, operations and development as the principals, executive, financial, sales and/or operating officer(s) of the Company may reasonably request consistent with the provisions of the this Agreement (items I through VI: are hereinafter sometimes collectively referred to as the "Services").

         B. Devotion Of Time. The Consultant shall devote such percentage of the Consultant's total time to the performance of the Services as shall be reasonably necessary to accomplish the same. In this regard, it is hereby specifically agreed that the Consultant shall not be required to devote any specific minimum number of hours per week of Services to the Company solely in exchange for the compensation indicated herein but shall be required to devote such time as is reasonably necessary to fulfill the Consultant's duties and obligations to achieve the business purposes of the Company.

         C. Outside Scope. Consultant will obtain the written permission of the Client to go outside of the initial scope of the Agreement. Any addendum to this Agreement shall be in writing, executed by both parties hereto and be made part of , and shall not alter the original terms and conditions of this Agreement, except as specifically stated in the addendum.

2. Consideration. Inconsideration for the performance of such Services, the Company shall pay the Consultant and the Consultant hereby accepts the following fees as compensation for the services to be rendered under this Agreement.

                  A. Out of pocket disbursements. The Company will reimburse the Consultant for any out of pocket expenses on a pre-approved basis including, but not limited to, air travel, hotel, meals, airport parking and related expenses, courier, photocopy and facsimile and long distance phone charges incurred in connection with the services provided under this Agreement(but excluding photocopy, facsimile and phone charges incurred form the Consultant's offices- this provision is intended only to cover such charges incurred while traveling); provided Consultant must obtain advance approval, in writing from the Client for any single expense in excess of $500.00

                  . B. Advisory Fee. In order to commence this project, Consultant requires receipt of 600,000 shares of 144 (restricted) stock of SITI which shall have piggy-back registration rights, subject to customary terms and conditions, in return for both capital raise of $1,000,000 on a "best efforts" basis and investor relations services. Additionally, 10% a advisory fee (for placement agent) against monies raised as a direct result of the Consultant's efforts shall be paid before the termination of the agreement, Further, 100,000 of the 600,000 shares shall be non refundable upon signing of the agreement and implementation of the investor relations program if the contract is no cancelled within 30 days. The 100,000 shares shall have piggy-back registration rights as well. Upon sufficient funding for the company and or Company's agreement with investment relations services, Consultant shall receive the amount of $10,000 per month during the first three months of this agreement. . The 600,000 shares of SITI common stock are refundable as follows: (i) all 600,000 shares shall be returned to the Company without and consideration if either party gives notice of its desire to terminate the Agreement within 30 days following the effective date; and (ii) 500,000 shares shall be returned to the Company without any consideration (and Consultant shall retain 100,000 shares) if either party gives notice of its desire to terminate the Agreement prior to a registration of shares for a capital raise of $1 million as contemplated by this Agreement.

                  C. Other Services. It is agreed that this Agreement covers only the Services and should additional assistance be requested, Consultant will charge separately for the additional assistance in amounts and on terms mutually agreed upon by the Company and the Consultant. Consultant shall assist the client in identifying, advising and retaining both accounting and legal services on behalf of the Client for future filings and guidance for the Company to carry out the ordinary business and requirements for the Client Company for normal operation Company.

3. Responsibilities Of The Client

         The Client agrees to provide all documents requested by Consultant promptly, which documentation may include, without limitation, financial statements, corporate governance documents and IRS reports and filings, to be used solely by Consultant as contemplated by the Agreement.

4. Payments

         It is agreed that Consultant's compensation, consulting fees, or equity earned by Consultant shall be paid in the amount of 600,000 shares of 144 (restricted) stock of SITI which shall have piggy-back registration rights, subject to customary terms and conditions, in return for both capital raise of $1,000,000 on a "best efforts" basis and investor relations services. Additionally, 10% a advisory fee (for placement agent) against monies raised as a direct result of the Consultant's efforts shall be paid before the termination of this agreement. Further 100,000 shares of the 600,000 shares shall be non-refundable upon signing of this agreement and implementation of the investor relations program if this contract is not cancelled within 30 days. The 100,000 shares shall have piggy-back registration rights as well. Upon sufficient funding for the company and or Company's agreement with investment relations services, Consultant shall receive the amount of $10,000 per month during the first three months of this Agreement. The 600,000 shares of SITI common stock are refundable as follows. . The 600,000 shares of SITI common stock are refundable as follows: (i) all 600,000 shares shall be returned to the Company without and consideration if either party gives notice of its desire to terminate the Agreement within 30 days following the effective date; and (ii) 500,000 shares shall be returned to the Company without any consideration (and Consultant shall retain 100,000 shares) if either party gives notice of its desire to terminate the Agreement prior to a registration of shares for a capital raise of $1 million as contemplated by this Agreement.

5. Terms and Termination

         A. This Agreement shall commence as of the Effective Date and shall continue for a period of six (6) months thereafter. Should the Company terminate or attempt to terminate this Agreement at any time, for any reason, the Company shall remain obligated to make payment to the Consultant for all consideration due or outstanding at the time of the termination.

         B. Subject to the obligations set forth in Section 5c and Section 7 of this Agreement, this Agreement may be terminated by the Company on no less that ten(10) days prior written notice or by the Consultant on no less than (30) days prior written notice.

         C. In the event that this Agreement is terminated by either party hereto, the consultant shall be entitled to the 10% advisory fee as provided hereunder for any transaction for which the discussions were initiated by the Consultant during the term of the Agreement and which funding to the Company is consummated within a period of sic(6) months after the termination of this Agreement as a result of the Consultant's efforts.

6. Obligations of Both Parties

         The parties both agree that they will cooperate with each other and provide full due diligence, and that all conversation, documentation,. or work products will be kept in the utmost confidence, Consultant will not have the permission to offer. Copy or duplicate any part of the work product of the client without the express written permission of the Client.

7. Confidentiality; Ownership

         A. Consultant acknowledges that it is the policy of the Client to maintain as secret and confidential all proprietary information heretofore or hereafter acquired, developed or used by the Client in relation to its business, operations, employees, and customers which may give the Client a competitive advantage in its industry (all such information is hereinafter referred to as "Confidential Information"). The parties recognize that, by reason of its duties, Consultant may acquire Confidential Information, Consultant recognizes that all such Confidential Information is the property of the Client. In consideration of the Client entering into the Agreement, Consultant agrees that it shall never, directly or indirectly, intentionally or unintentionally, use or publicly disseminate or otherwise disclose any Confidential Information obtained during its engagement by the Client without the prior written consent of the Client, unless and until such information is otherwise in the public domain, it being understood that the obligation created by this paragraph shall survive the termination of the Agreement. In furtherance of the Consultant's obligations under this section 7. Consultant agrees that for a period of two years following the termination of this Agreement Consultant shall not represent or provide services to the following competitors of the company. JBL,EAW, Electro Voice, Mackie, Mayer, Boston Acoustic and Polk Audio.


9. Non Representation By Consultant

         Nothing contained in this Agreement nor Consultant' duties hereunder shall be construed as rendering the services of an attorney or certified public accountant (CPA), and that Client should seek the professional advice necessary in all legal and accounting matters. Any attorney or CPA or professional that is engaged on behalf of the Client shall be paid directly by the Client. Consultant does not receive a referral fee from any attorney of CPA. Consultant does not guarantee the success of the Client's business.

10. Indemnification

         In addition to the fees which the Company has agreed to pay to the Consultant for the services performed under this Agreement, the Company also agrees to indemnify and hold harmless the Consultant, its affiliates and the representative directors, officers, employees and agents of the Consultant and its affiliates form and against any claims or actions, including fees and expenses, arising out of or in connection with the services rendered by the Consultant under the Agreement, provided however, that this shall not apply to any act or omission by the Consultant, its officers, directors, employees or affiliates which violates this Agreement; constitutes fraud, negligence or willful misconduct, or is contrary to any law, rule or regulation. Consultant shall indemnify and hold harmless the Company, its affiliates and the respective directors, officers, employees and agents of the Company and its affiliates from any claims or actions, including fees and expenses, arising out of Consultant's violation of the Agreement; Consultant's fraud, negligence or willful misconduct; or Consultant's violation of any law, rule or regulation.

11. Miscellaneous

         A. This Agreement shall no constitute an employer-employee relationship. It is the intention of the parties that Consultant shall be at all times an independent contractor of the Client. Consultant shall not have any authority to act as the agent of the Client and shall not have the authority to, and not bind the Client to any agreement or obligatio9ns with a third party except as otherwise authorized by the Client. Subject to the express provisions herein, the manner and means utilized by Consultant in the performance of its services hereunder shall be under the sole control of Consultant. The Consultant shall be free to pursue, conduct and carry on for the Consultant's own account such activities, employment, ventures, businesses and other pursuits as the Consultant, in the Consultant's sole absolute and unfettered discretion.,may elect.

         B. Any action under this Agreement must be in writing and sent by Federal Express or any other 24-hour guaranteed courier. The addresses of the parties for the receipt of notice shall be as follows:

            Consultant: The Equitable Group, Attn. B. Michael Friedman
            Address:    301 Yamato Road Suite 3131, Boca Raton, Fl. 33431

            Company:    SLS International, Inc. Attn. John Gott
            Address:    3119 South Scenic, Springfield, Mo. 65807

         C. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, exclusive of its choice of law principles.

         D. Any attempt by either party to assign any rights, duties, or obligations that arise under this Agreement without the prior written consent of the other party shall be void and shall constitute a breach of the terms of this Agreement. This Agreement shall insure to the benefit of and be bonding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates.

         E. This Agreement constitutes the entire Agreement between Client and Consultant. No promises, guarantees, inducements or agreements, oral or written express or implied have been made regarding the provision of investment banking consulting services, other than as contained in this Agreement. This Agreement can be modified only in writing signed by both parties hereto.

         F. In the event of the invalidity or unenforceability of any one or more of the provisions of the This Agreement. Such illegality or unenforceability shall not effect the validity or enforceability of the other provisions hereof, and such other provisions shall be deemed to remain in full force and effect.

         G. The provisions relating to the Confidential Information shall survive the expiration or the termination of obligations of each party to the other.

         H. This Agreement may be executed in one or more counterparts. Each of which shall be deemed to be an original, but all of which together shall constitute on and the same instrument.

         I. It is hereby understood and agreed that in the event of a lawsuit by either party, all court costs, attorney fees., and expenses incurred by the prevailing party in such action shall be the responsibility of the non-prevailing party.

         It is hereby agreed that the terms and conditions are satisfactory to all parties hereto and they have caused this Agreement to be duly esecurted, as of the day and year first above written.

    Company                                     Consultant

    By: /s/ John M. Gott                        By: /s/ B. Michael Freidman
            -------------------                     ------------------------
            John M. Gott                            B. Michael Freidman
            Chairman & CEO                          Pres. & CEO